Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of CopyTele, Inc., a Delaware corporation (the “Company”);

WHEREAS, Bruce F. Johnson, John D. Reynolds, David Richards, Lewis Titterton and Robert I. Webber wish to form a group for the purpose of soliciting written consents or proxies to elect Messrs. Johnson, Titterton and Webber, or any other person designated by the undersigned (collectively, the “Nominees”), as directors of the Company and taking all other action necessary or advisable to achieve the foregoing.

NOW, IT IS AGREED, this 28th day of May 2010 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to form the Group for the purpose of soliciting written consents or proxies to elect the Nominees, or any other person designated by The Committee to Enhance CopyTele, as directors of the Company, and taking all other action necessary or advisable to achieve the foregoing (the “Solicitation”).

4.           Messrs. Johnson, Reynolds, Richards and Titterton agree to bear all expenses incurred in connection with the Group’s activities and to share any such expenses equally among them.

5.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he deems appropriate, in his sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

6.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

7.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

8.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Andrew Freedman at Olshan, Fax No. (212) 451-2222.

9.           Each party acknowledges that Olshan shall act as counsel for both the Group and for John D. Reynolds relating to his investment in the Company.

10.         Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

/s/ Bruce F. Johnson
Bruce F. Johnson

/s/ John D. Reynolds
John D. Reynolds

/s/ David Richards
David Richards

/s/ Lewis Titterton
Lewis Titterton

/s/ Robert I. Webber
Robert I. Webber